Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS 2006 YEAR END EARNINGS

(LAS VEGAS) March 7, 2007 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the year ended December 31, 2006.

The Company reported net revenues of $562.1 million for the year ended December 31, 2006, an increase of 5%, or $26.2  million, compared with $535.8 million in the prior year period.  The Company recorded net income of $42.1 million for the year ended December 31, 2006, compared with net income of $50.8 million in the prior year. The Company’s Consolidated EBITDA (as defined below) was $119.3 million for the year ended December 31, 2006, a decrease of 4%, or $5.6 million, compared with Consolidated EBITDA of $124.9 million for the same period in 2005.

See footnote (6) to “Selected Financial Information” below for a detailed definition of Consolidated EBITDA and a discussion of the reasons the Company uses Consolidated EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss year end 2006 financial results on Thursday, March 8, 2007 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 510-0219 (Domestic) (617) 614-3451, (International) PIN No. 84494195. A replay of the call will be available beginning one hour after the completion of the call and until Tuesday, March 20, 2007 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 50769294

A copy of the year end earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2005	2006
Income Statement Data
Revenues
Route Operations	$338,599	$347,041
Casino Operations
Nevada	95,400	95,614
Other states	117,475	140,909
Other	6,024	11,202
Total revenues	557,498	594,766
Promotional allowances-route	(223)	(86)
Promotional allowances-casino
Nevada	(12,528)	(13,546)
Other states	(8,906)	(19,071)
	(21,657)	(32,703)
Net revenues	535,841	562,063
Cost and expenses
Route operations	258,114	270,149
Casino operations
Nevada	59,125	60,539
Other states	79,239	87,852
Other Operations	—	6,491
Depreciation and amortization	33,941	38,124
General and administrative	15,217	18,448
Loss on retirement of assets	3,360	—
Total costs and expenses	448,996	481,603
Income from operations	86,845	80,460
Interest income	740	734
Interest expense (net of capitalized interest (capitalized interest of $102 and $874 respectively)	(36,532)	(39,134)
Loss on early retirement of debt	(221)	—
	(36,013)	(38,400)

Net income (loss)	$50,832	$42,060

	December 31,	December 31,
	2005	2006
Balance Sheet Data
Cash and cash equivalents	$73,849	$65,640
Total assets	534,930	568,450
Total debt (1)	500,593	522,618
Stockholders’ equity	$7,981	$18,771

	Nine-Months Ended December 31,
	2005	2006
Other data:
Ratio of earnings to fixed charges (2)	2.4X	2.1X
Net cash provided by operating activities	$92,204	$81,493
Net cash used in investing activities	(309,172)	(79,758)
Net cash provided by (used in) financing activities	152,645	(9,944)
Capital expenditures	43,893	68,164

	December 31,
	2005	2006
Route EBITDA (3)	$80,262	$76,806
Casino EBITDA (4)
Nevada (4)	23,747	21,529
Other states (4)	29,330	33,986
	133,339	132,321
Other and Corporate Adjusted (5)	(8,453)	(13,003)
Consolidated EBITDA (6)	$124,886	$119,318

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges, loss on early retirement of debt and extraordinary items.  Fixed charges consist of interest expensed and capitalized.

(3)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses, interest income and costs associated with the early retirement of debt and is adjusted for $3.4 million in costs associated with the retirement of assets for the year ending December 31, 2005.

(6)          Consolidated EBITDA consists of net income plus depreciation and amortization, and interest expense, net of capitalized interest, costs associated with the early retirement of debt and costs associated with the retirement of assets.   Consolidatd EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate Consolidated EBITDA differently. Consolidated EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to Consolidated EBITDA.

	Year ended December 31,
	2005	2006
Net Income	$50,832	$42,060
Loss on early retirement of debt	221	—
Loss on retirement of assets	3,360	—
Interest expense	36,532	39,134
Depreciation and amortization	33,941	38,124
Consolidated EBITDA	$124,886	$119,318